THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

CLEVELAND BIOLABS, INC.

Warrant To Purchase Common Stock

Warrant No.:         Number of Shares: 444

Date of Issuance: April 27,2004 (“Issuance Date”)

Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ChemBridge Corp., the registered holder hereof or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including all Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 11:59 P.M. Central Time on the Expiration Date (as defined below), four hundred forty-four (444) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 10.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the holder hereof on any day, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of such holder’s election to exercise this Warrant, (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds and (iii) the surrender to the Company, as soon as practicable following the date the holder of this Warrant delivers the Exercise Notice to the Company, of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction). As soon as reasonably practicable following the date on which the Company has received each of the Exercise Notice, the Aggregate Exercise Price and this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) (the “Exercise Delivery Documents”), the Company shall issue and deliver to the address as specified in the Exercise Notice, a certificate, registered in the name of the holder of this Warrant or its designee, for the number of shares of Common Stock to which the holder of this Warrant is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and Aggregate Exercise Price referred to in clause (ii) above, the holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of this Warrant as required by clause (iii) above or the certificates evidencing such Warrant Shares. If the number of Warrant Shares represented by this Warrant submitted for exercise pursuant to this Section l(a) is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as reasonably practicable after any exercise, issue a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up or down to the nearest whole number.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $675.67, subject to adjustment as provided herein.

(c) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 8.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

(a) If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) If the total number of issued shares in the Company shall exceed 10,000 at any time prior to the Company’s receiving from ChemBridge all the Library compounds contemplated in Section 2 of the attached Library Access Agreement, then the number of Warrant Shares in the Warrant awarded under this Agreement shall be increased accordingly and the Exercise Price decreased accordingly. (For instance, if the Company has issued a total of 20,000 shares any time prior to the Company’s receiving from ChemBridge all the Library compounds contemplated in Section 2 of the attached Library Access Agreement, then the Warrant awarded to ChemBridge hereunder would be for 888 Warrant Shares, rather than 444 Warrant Shares, and the Exercise Price would be $337.84, rather than $675.67.)

(c) If the Company, at any time prior to the Company’s receiving from ChemBridge all the Library compounds contemplated in Section 2 of the attached Library Access Agreement, shall raise equity capital at a pre-money valuation of the Company of less than $10,000,000, then the number of Warrant Shares in the Warrant awarded under this Agreement shall be increased by 1.0% for each 2.0% of decreased pre-money valuation and the Exercise Price decreased accordingly. [For instance, if the equity capital is raised at a pre-money valuation of $7,500,000 (a decrease of 25.0%), then the Warrant awarded to ChemBridge hereunder would be for 499.5 Warrant Shares, rather than 444 Warrant Shares (an increase of 12.5%), and the Exercise Price would be $591.21, rather than $675.67 (a decrease of 12.5%).]

3. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, no holder, solely in such Person’s capacity as a holder, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder hereof, solely in such Person’s capacity as a holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the holder of this Warrant of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 3, the Company will provide the holder of this Warrant with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

4. NOTICES. Any notice provided for in this Warrant must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or sent via facsimile to the recipient at the address or facsimile number below indicated:

If to the Company:

Cleveland BioLabs, Inc.
7800 Blackberry Lane
Gates Mills, Ohio 44040
Fax: 216-636-3425
Attn: Michael Fonstein

With a copy to:

Katten Muchin Zavis Rosenman
525 West Monroe Street
Suite 1600
Chicago, Illinois 60661
Fax: (312) 902-1061
Tel: (3 12) 902-6200
Attn: Kurt W. Florian, Esq.

If to the Holder:

ChemBridge Corporation
16981 Via Tazon
San Diego, CA 92127
Attn: Mr. Sergey Altshteyn

or such other address, facsimile number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this warrant will be deemed to have been given when so delivered, sent or transmitted or, if mailed, five days after deposit in the U.S. mail.

5. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder.

6. GOVERNING LAW; JURISDICTION; VENUE. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the state of Delaware.

7. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

8. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within five business days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the holder of this Warrant. If the holder of this Warrant and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within one business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall, within five business days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the holder of this Warrant or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than five business days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

9. TRANSFER. This Warrant may not be offered for sale, sold, transferred or assigned without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided that, any transferee must agree to be bound by the terms of the Cleveland BioLabs Common Stockholder’s Agreement as a “Stockholder” and holder of “Shares” thereunder, by executing an Instrument of Accession attached as Exhibit B thereto. Any transfer will be made in accordance with applicable securities laws.

10. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Common Stock” means (i)the Company’s common stock, par value $0.005 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(b) “Expiration Date” means the date six years after the Issuance Date or, if such date falls on a day other than a business day, the next date business day.

(c) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, limited liability company, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to purchase common stock to be duly executed as of the Issuance Date set out above.

CLEVELAND BIOLABS, INC.

By:	/s/ Michael Fonstein
Name: Michael Fonstein
Title: CEO

AGREED AND ACCEPTED:

[HOLDER]

By: /s/ Eugene Vaisberg
Name: Eugene Vaisberg
Title: CEO

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

Cleveland BioLabs, Inc.

The undersigned holder hereby exercises the right to purchase of the shares of Common Stock (“Warrant Shares”) of Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), evidenced by the attached warrant to purchase common stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $     to the Company in accordance with the terms of the Warrant.

2. Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.

Date:

Name of Registered Holder

By:_____________
Name:
Title:

EXHIBIT B

INSTRUMENT OF ACCESSION

The undersigned,      , in connection with its acquisition of shares of capital stock of Cleveland BioLabs, Inc. (the “Company”), hereby agrees to become a party to and a Stockholder under that certain Stockholders Agreement, dated as of April __, 2004 (the “Stockholders Agreement”), and, effective as of the date hereof, shall be entitled to all of the rights and benefits, and subject to all of the obligations, of a Stockholder under the Stockholders Agreement. All of the securities of the Company owned, from time to time, by the undersigned, shall be subject to the restrictions on transfer set forth in the Stockholders Agreement.

This Instrument of Accession shall take effect and shall become a part of said Stockholders Agreement upon its execution and its delivery to the Company by the undersigned.

Executed as of the date set forth below under the laws of the State of Delaware.

Signature: ____________________________

Date: ____________________________	Address: ____________________________
____________________________
Received and accepted:	____________________________
Cleveland BioLabs, Inc.

By: ____________________________
Date: ____________________________

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